UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2021

Future FinTech Group Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34502	98-0222013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Americas Tower, 1177 Avenue of The Americas,
Suite 5100, New York, NY 10036

(Address of principal executive offices, including zip code)

888-622-1218

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FTFT	Nasdaq Stock Market

Item 1.01 Entry into a Material Definitive Agreement

On September 1, 2021, FTFT UK Limited, a company organized under the laws of United Kingdom and a wholly owned subsidiary of Future FinTech Group Inc. (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with Rahim Shah, a resident of United Kingdom (“Seller”).

Pursuant to the Agreement, FTFT UK Limited (the “Buyer”) agreed to acquire 100% of the issued and outstanding shares (the “Sale Shares”) of Khyber Money Exchange Ltd. (“Khyber”), a company incorporated in England and Wales from the Seller for a total of Euros €685,000 (“Purchase Price”). On the closing date, the Buyer shall deposit additional £400,000 with the Buyer’s solicitors which will be held by the Buyer’s solicitors for seven (7) Business Days whilst the Buyer carries out the audit of Khyber. Following completion of the audit: (i) if the amount held in such accounts (the “Cash Flow Amount”) of Khyber is calculated to be exactly £400,000, the Buyer shall procure that the Buyer’s solicitors, in settlement of the Cash Flow Amount, will pay the same amount to the Seller’s solicitors; (ii) if the account balance calculations show the Cash Flow Amount to be less than £400,000, the Buyer shall procure that the Buyer’s solicitors will make the appropriate deduction and pay to the Seller’s solicitors the Cash Flow Amount; and (iii) if the account balance calculations show the Cash Flow Amount to be an amount more than £400,000, the Buyer will pay the additional amount to the Buyer’s solicitors and procure that the Buyer’s solicitors will pay to the Seller’s solicitors the full Cash Flow Amount.

In connection with the Agreement, the parties also entered into a Collateral Deed, pursuant to which, the parties agreed: (i) Buyer shall pay Euros €685,000 to Buyer’s solicitors to be held by Buyer’s solicitors in their client account which shall be paid by Buyer's solicitors to Seller's solicitors to fulfil the obligations of Buyer under the Agreement to pay the Purchase Price; (ii) Seller shall pay Euros €68,500 to Seller’s solicitors to be held by Seller’s solicitors in their client account; (iii) in the event that approval to the proposed change of control of Khyber from Seller to Buyer (the “Transfer”) is refused by the Financial Conduct Authority (“FCA”) due to the Buyer’s failure to satisfy its obligations, warrants or representations as set out in the Agreement, or due to a negligent act or omission or anyone under its authority or control and subject to all other conditions having been satisfied, Buyer shall procure that payment of the sum of Euros €68,500 (being 10% of the Purchase Price) shall be paid by Buyer’s solicitors to Seller’s solicitors for onward transmission to Seller as a liquidated sum; (iv) in the event that the Transfer is refused by the FCA due to the Seller’s failure to satisfy its obligations, warrants or representations as set out in the Agreement, or due to the negligent act or omission of Seller or anyone under his authority or control, Seller shall procure that payment of the sum of Euros €68,500 (being 10% of the Purchase Price) shall be paid by Seller’s solicitors to Buyer’s solicitors for onward transmission to Buyer as a liquidated sum; and (v) if the Transfer is refused by FCA under (iii) or (iv), the Agreement and Collateral Deed shall thereupon terminate (without prejudice to any rights and remedies of either party in respect of any prior breach by the other of the Agreement and/or the Collateral Deed).

The foregoing descriptions of the Share Purchase Agreement and Collateral Deed are not complete and are qualified in their entirety by reference to the full text of the Share Purchase Agreement and Collateral Deed, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Document
10.1	Share Purchase Agreement by and between FTFT UK Limited and Rahim Shah dated September 1, 2021.
10.2	Collateral Deed by and between FTFT UK Limited and Rahim Shah dated September 1, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Future FinTech Group Inc.

Date: September 7, 2021	By:	/s/ Shanchun Huang
	Name:	Shanchun Huang
	Title:	Chief Executive Officer

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